Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC.

NOTICE OF FULL REDEMPTION OF
7.875% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
($25.00 LIQUIDATION PREFERENCE PER SHARE)

CUSIP 042315408

ON FEBRUARY 27, 2020

NOTICE IS HEREBY GIVEN that ARMOUR Residential REIT, Inc. (the “Company”) hereby calls for redemption all 8,383,344 outstanding shares of its 7.875% Series B Cumulative Redeemable Preferred Stock ($25.00 liquidation preference per share) (the “Series B Preferred Stock”) on February 27, 2020 (the “Redemption Date”), pursuant to Section 6(b) of those certain Articles Supplementary of the Series B Preferred Stock of the Company, as amended from time to time (the “Articles Supplementary”). Further information about the redemption, as well as other developments involving the Company, are available at the Company’s website, www.armourreit.com and at the Securities and Exchange Commission’s website, www.sec.gov. The Company’s website and its contents shall not be deemed to be part of this notice nor incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission.

Pursuant to this redemption, each share of Series B Preferred Stock held by each stockholder of record will be redeemed. Each share of Series B Preferred Stock will be cancelled and represent solely the right to receive cash in the amount of $25.00 per share of Series B Preferred Stock (the “Redemption Price”). Pursuant to Section 6(j) of the Articles Supplementary, holders of record of Series B Preferred Stock on February 15, 2020 will be entitled to receive the full monthly dividend for February, which will be the final dividend and will be paid in the regular course of business on February 27, 2020.

From and after the Redemption Date, the shares of Series B Preferred Stock will no longer be deemed outstanding, dividends thereon shall cease to accrue and all the rights of the holders of the Series B Preferred Stock shall cease, except the right to receive the Redemption Price and/or the February dividend, as applicable, described above.

All shares of Series B Preferred Stock are held in book entry form, through the Depository Trust Company (“DTC”). Accordingly, this redemption of the Series B Preferred Stock will be completed according to DTC’s procedures, and payment of the Redemption Price will be made upon presentation and surrender of the Series B Preferred Stock in accordance with those procedures.

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The office of the registrar, transfer agent, redemption agent and disbursing agent for the Series B Preferred Stock is as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attn: Reorg Department

If you have any questions regarding this notice, please contact Continental Stock Transfer & Trust Company by telephone at 800-509-5586.

Sincerely,

James R. Mountain
Chief Financial Officer, Treasurer and Secretary

Date of Notice: January 24, 2020

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